Exhibit 99.1

Universal Logistics Holdings Reports Record First Quarter 2021 Financial Results; Declares Dividend

-	First Quarter 2021 Operating Revenues: $415.2 million, 8.7% increase
-	First Quarter 2021 Operating Income: $31.2 million, 7.5% operating margin
-	First Quarter 2021 Earnings Per Share: $0.80 per share, highest EPS ever reported
-	Declares Quarterly Dividend: $0.105 per share

Warren, MI – April 29, 2021 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated first quarter 2021 net income of $21.7 million, or $0.80 per basic and diluted share, on total operating revenues of $415.2 million. This compares to net income of $12.2 million, or $0.45 per basic and diluted share, during first quarter 2020 on total operating revenues of $382.2 million. Universal’s first quarter 2021 financial results represent record all-time highs for total operating revenues, operating income and earnings per share. First quarter 2021 results include a $0.9 million pre-tax holding gain, or $0.03 per share, on marketable securities due to changes in fair value recognized in income compared to a pre-tax holding loss of $3.4 million, or $0.09 per share, in the first quarter of 2020.

In the first quarter 2021, Universal’s operating income increased 30.3% to $31.2 million compared to operating income of $23.9 million in the first quarter one year earlier. As a percentage of operating revenue, operating margin for the first quarter 2021 was 7.5% compared to 6.3% during the same period last year. EBITDA, a non-GAAP measure, increased $11.4 million during the first quarter 2021 to $51.2 million, compared to $39.8 million one year earlier.  As a percentage of operating revenue, EBITDA margin for the first quarter 2021 was 12.3% compared to 10.4% during the same period last year.

“2021 is off to a great start,” stated Tim Phillips, Universal’s Chief Executive Officer.  “I am excited to announce that the first quarter of 2021 was not only a new record for first quarter earnings, it was Universal’s highest quarterly earnings ever reported. We began the year with a renewed sense of optimism and a belief that 2021 could truly be a break-out year for Universal. The first quarter hasn’t been without its challenges, but thanks to the thousands of hardworking men and women of Team Universal, we have certainly proven together we can achieve great success. With record import volumes, continued inventory restocking, and a robust forecast for North American automotive production, I believe we will continue to achieve strong results in the second quarter and throughout the back half of the year.”

In the contract logistics segment, which includes value-added and dedicated services, the successful launch of new business wins and robust volumes at current operations led to improved performance during the period. First quarter 2021 operating revenues in the contract logistics segment increased $27.9 million, or 21.9% to $154.9 million compared to $127.0 million for the same period last year. At the end of the first quarter 2021, we managed 60 value-added programs compared to 56 at the end of the first quarter 2020. On a year-over-year basis, dedicated transportation load volumes increased 12.1%. Income from operations in the contract logistics segment for the first quarter 2021 increased 43.9% to $16.8 million compared to $11.7 million during the same period last year.  As a percentage of revenue, operating margin in the contract logistics segment for the first quarter 2021 was 10.9% compared to 9.2% during the same period last year.

Operating revenues in the intermodal segment decreased $6.6 million to $103.7 million in the first quarter 2021, compared to $110.3 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $10.2 million in separately identified fuel surcharges compared to $13.6 million during the same period last year.  Intermodal segment load volumes fell 9.0% and the average operating revenue per load, excluding fuel surcharges, decreased an additional 6.5%. These decreases were partially offset by a $6.3 million increase in assessorial and other non-line haul charges during the current period. First quarter 2021 income from operations in the intermodal segment decreased $0.5 million to $8.5 million compared to $9.0 million during the same period last year.  As a percentage of revenue, operating margin in the intermodal segment remained consistent at 8.2% during both first quarters of 2021 and 2020.

In the trucking segment, which includes agent-based and company-managed trucking operations, first quarter 2021 operating revenues increased 3.6% to $94.9 million compared to $91.6 million for the same period last year. Included in trucking segment revenues for the recently completed quarter were $5.1 million in separately identified fuel surcharges compared to $6.0 million during the same period last year.  On a year-over-year basis, trucking segment load volumes decreased 4.6%; however, this was offset by an increase in the average operating revenue per load, excluding fuel surcharges, of 7.1%. Income from operations in the trucking segment in the first quarter 2021 increased 15.4% to $5.2 million compared to $4.5 million during the same period last year.  As a percentage of revenue, operating margin in the trucking segment for the first quarter 2021 was 5.5% compared to 4.9% during the same period last year.

First quarter 2021 operating revenues in the company-managed brokerage segment increased 15.8% to $61.1 million compared to $52.8 million for the same period last year. Company-managed brokerage segment load volumes decreased 20.8%; however, its average operating revenue per load, excluding fuel surcharges, increased 42.4% on a year-over-year basis. First quarter 2021 income from operations in the company-managed brokerage segment was $0.4 million which compares to an operating loss of $1.4 million during the same period last year.  As a percentage of revenue, operating margin in the company-managed brokerage segment for the first quarter 2021 was 0.7% compared to (2.6%) during the same period last year.

As of April 3, 2021, Universal held cash and cash equivalents totaling $10.8 million, and $7.5 million in marketable securities.  Outstanding debt at the end of the first quarter 2021 was $430.5 million and capital expenditures totaled $4.9 million.  For the full-year 2021, Universal reaffirmed its previously issued guidance for total operating revenues between $1.6 billion and $1.7 billion and an operating margin between 7.0% and 9.0%.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on June 7, 2021 and is expected to be paid on July 6, 2021.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 a.m. Eastern Time

Date:  Friday, April 30, 2021

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  6170936

A replay of the conference call will be available beginning two hours after the call through May 7, 2021, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 6170936. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended
	April 3,	April 4,
	2021	2020
Operating revenues:
Truckload services	$59,702	$58,898
Brokerage services	96,919	85,900
Intermodal services	103,716	110,322
Dedicated services	47,961	31,579
Value-added services	106,933	95,463
Total operating revenues	415,231	382,162

Operating expenses:
Purchased transportation and equipment rent	189,331	180,856
Direct personnel and related benefits	107,552	97,388
Operating supplies and expenses	37,092	30,695
Commission expense	7,324	7,170
Occupancy expense	8,180	8,831
General and administrative	9,176	8,924
Insurance and claims	6,335	4,872
Depreciation and amortization	19,085	19,518
Total operating expenses	384,075	358,254
Income from operations	31,156	23,908
Interest expense, net	(3,163)	(4,209)
Other non-operating income (loss)	1,006	(3,605)
Income before income taxes	28,999	16,094
Provision for income taxes	7,344	3,931
Net income	$21,655	$12,163

Earnings per common share:
Basic	$0.80	$0.45
Diluted	$0.80	$0.45

Weighted average number of common shares outstanding:
Basic	26,916	27,223
Diluted	26,930	27,223

Dividends declared per common share:	$0.105	$0.105

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	April 3, 2021	December 31, 2020
Assets
Cash and cash equivalents	$10,799	$8,763
Marketable securities	7,530	6,534
Accounts receivable - net	264,385	259,154
Other current assets	47,169	47,073
Total current assets	329,883	321,524
Property and equipment - net	353,361	364,795
Other long-term assets - net	371,428	376,730
Total assets	$1,054,672	$1,063,049

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$218,896	$213,094
Debt - net	429,037	460,120
Other long-term liabilities	146,973	150,262
Total liabilities	794,906	823,476
Total shareholders' equity	259,766	239,573
Total liabilities and shareholders' equity	$1,054,672	$1,063,049

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended
	April 3,	April 4,
	2021	2020
Contract Logistics Segment:
Number of dedicated transportation loads (a)	156,375	139,515
Average number of value-added direct employees	3,888	3,652
Average number of value-added full-time equivalents	1,686	1,431
Number of active value-added programs	60	56

Intermodal Segment:
Number of loads	179,905	197,783
Average operating revenue per load, excluding fuel surcharges	$461	$493
Average number of tractors	1,971	2,530
Number of depots	12	15

Trucking Segment:
Number of loads	72,744	76,216
Average operating revenue per load, excluding fuel surcharges	$1,246	$1,163
Average number of tractors	1,317	1,425
Average length of haul	373	396

Company-Managed Brokerage Segment:
Number of loads (b)	32,885	41,523
Average operating revenue per load (b)	$1,737	$1,220
Average length of haul (b)	564	580

(a)	Includes shuttle moves.
(b)

Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended
	April 3,	April 4,
	2021	2020
Operating Revenues by Segment:
Contract logistics	$154,894	$127,042
Intermodal	103,716	110,322
Trucking	94,899	91,570
Company-managed brokerage	61,106	52,782
Other	616	446
Total	$415,231	$382,162

Income from Operations by Segment:
Contract logistics	$16,820	$11,690
Intermodal	8,494	9,000
Trucking	5,191	4,500
Company-managed brokerage	440	(1,397)
Other	211	115
Total	$31,156	$23,908

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended
	April 3,	April 4,
	2021	2020
	( in thousands)
EBITDA
Net income	$21,655	$12,163
Income tax expense	7,344	3,931
Interest expense, net	3,163	4,209
Depreciation	15,605	15,442
Amortization	3,480	4,076
EBITDA	$51,247	$39,821

EBITDA margin (a)	12.3%	10.4%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.